Exhibit 99.3

EXECUTION VERSION

VARIABLE SHARE FORWARD TRANSACTION (VSF)

November 19, 2019

From: Bank of America, N.A.

c/o BofA Securities, Inc.

Bank of America Tower at One Bryant Park

New York, NY 10036

Telephone: 646-855-8654

Email: rohan.handa@bofa.com

Attn: Rohan Handa

To: Jose Ramon Mas Irrevocable Family Trust

800 South Douglas Road, 12th Floor

Coral Gables, FL 33134

Telephone: 305-599-1800

Attn: Jorge Mas

Reference Number:

Dear Sir or Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Bank of America, N.A. (“Party A”) and Jorge Mas, in his capacity as trustee of the Jose Ramon Mas Irrevocable Family Trust (the “Trust”), (“Party B”) on the Trade Date specified below (the “Transaction”).

The definitions and provisions contained in (i) the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and (ii) the 2006 ISDA Definitions (the “2006 Definitions”) as published by ISDA are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions, the 2006 Definitions and this Confirmation, this Confirmation shall govern. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions shall govern. For purposes of the Equity Definitions, the Transaction is a Share Forward Transaction.

This Confirmation evidences a complete binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. In lieu of negotiating an ISDA Master Agreement and Schedule, Party A and Party B hereby agree that an agreement in the form of the 2002 ISDA Master Agreement (the “2002 ISDA Form”) as first published by ISDA in 2002, without any Schedule attached thereto, but containing all elections, modifications and amendments to the 2002 ISDA Form contained herein (as so supplemented, the “Agreement”), shall be deemed to have been executed by both of us on the Trade Date. This Confirmation and the Transaction to which it relates shall supplement, form a part of, and be subject to, such Agreement. All provisions contained in, or incorporated by reference into, the Agreement shall govern the Transaction referenced in this Confirmation, except as expressly modified herein. In case of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation (including any amendments hereto) shall prevail. This Confirmation constitutes both the Agreement and a Confirmation thereunder. The Transaction shall be the only transaction under the Agreement.

On the date hereof (the “Commencement Date”), this Confirmation, the Agreement and the Pledge Agreement (as defined below) supersede any prior or contemporaneous oral statements or other written materials relating to the Transaction in their entirety.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 19, 2019

Buyer:	Party A

Seller:	Party B

Shares:	The common stock of MasTec, Inc. (the “Issuer”) (Exchange symbol “MTZ”), or security entitlements in respect thereof.

Components:	The Transaction will consist of ten individual Components each with the terms and conditions as set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction shall be determined separately for each Component as if such Component were a separate Transaction.

Number of Shares:	212,500 in the aggregate with respect to the Transaction. The Number of Shares for each Component shall be as set forth below:

Component	Number of Shares
Component No. 1	21,250
Component No. 2	21,250
Component No. 3	21,250
Component No. 4	21,250
Component No. 5	21,250
Component No. 6	21,250
Component No. 7	21,250
Component No. 8	21,250
Component No. 9	21,250
Component No. 10	21,250

Prepayment:	Applicable

Prepayment Amount:	USD12,400,873.73 in the aggregate for all Components

Prepayment Date:	The later to occur of the date falling one Settlement Cycle after the Trade Date and the date all of the conditions specified in Section 2 below are satisfied.

Variable Obligation:	Applicable

Forward Floor Price:	USD61.7940

Forward Cap Price:	USD82.8040

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Valuation:

Valuation Date:	For each Component, the date specified below for such Component (or, if any such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not and is not deemed to be a Valuation Date in respect of any other Component under the Transaction):

Component:	Valuation Date:
Component No. 1	December 5, 2022
Component No. 2	December 6, 2022
Component No. 3	December 7, 2022
Component No. 4	December 8, 2022
Component No. 5	December 9, 2022
Component No. 6	December 12, 2022
Component No. 7	December 13, 2022
Component No. 8	December 14, 2022
Component No. 9	December 15, 2022
Component No. 10	December 16, 2022;

provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not and is not deemed to be a Valuation Date in respect of any other Component under the Transaction; provided further that if the Valuation Date for any Component has not occurred pursuant to the preceding proviso as of the eighth Scheduled Trading Day following the last scheduled Valuation Date under the Transaction, the Calculation Agent may elect in its commercially reasonable discretion that such eighth Scheduled Trading Day or any subsequent Scheduled Trading Day shall be the Valuation Date for such Component or any future Component (irrespective of whether such day is a Valuation Date in respect of any other Component) and the Settlement Price for such Scheduled Trading Day shall be the prevailing market value per Share on such Scheduled Trading Day, as determined by the Calculation Agent in a commercially reasonable manner.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Shares for the relevant Component for which such day shall be the Valuation Date and shall (x) designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Shares for such Component and/or (y) increase the number of Shares for one or more other Components in an aggregate amount equal to the number of remaining Shares and (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

Section 6.6 of the Equity Definitions shall not apply to the Transaction.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure” therein with “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Party A, based upon the advice of nationally recognized outside counsel, determines in good faith and in a commercially reasonably manner makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A), for Party A to refrain from or decrease any market activity in connection with the

Transaction. Party A shall promptly notify Party B upon exercising its rights pursuant to this provision and shall subsequently notify Party B in writing on the day Party A reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

Calculation Agent:	Party A; provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, Party B shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent hereunder.

Following any determination or calculation by the Calculation Agent hereunder, upon a request by Party B, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Party B by e-mail to the email address provided by Party B in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to a contractual, legal or regulatory obligation not to disclose such information.

Settlement Terms:

For each Component:

Settlement Method Election:	Applicable; provided that (i) the same Settlement Method Election shall apply to all Components, (ii) if Party B fails to deliver the Preliminary Forward Cash Settlement Amount to Party A on or prior to the Preliminary Cash Settlement Payment Date, Party A may in its sole discretion deem any election by Party B of Cash Settlement to be void and Physical Settlement shall apply, (iii) any election by Party B specifying Cash Settlement shall not be effective to require Cash Settlement unless Party B delivers to Party A, concurrent with such election, a representation signed by Party B substantially in the following form as of the date

Party B makes such election: “Party B is not aware of any material non-public information regarding the Issuer or the Shares, and is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws” and (iv) if, in the judgment of Party A, Party B would not be able to deliver the Number of Shares to be Delivered with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions would be true and satisfied as of 4:00 P.M. New York City Time on the Settlement Method Election Date as if (x) such date were a Settlement Date, (y) Physical Settlement were applicable and (z) the Number of Shares to be Delivered for such Settlement Date were the aggregate Number of Shares, then Party A shall have the right, but not the obligation, to elect that Party B be deemed to have elected Cash Settlement, notwithstanding any actual or deemed election by Party B to the contrary. For the avoidance of doubt, the parties agree that, notwithstanding the foregoing and without limiting the generality of Section 5(a) of the Agreement, if Party B elects Cash Settlement or is deemed to have elected Cash Settlement and does not deliver any cash payment when required, Party B shall be in breach of this Agreement and shall be liable to Party A for any losses incurred by Party A or any affiliate of Party A as a result of such breach, including without limitation market losses incurred in connection with any decline in the value of the Shares subsequent to the Valuation Date.

Electing Party:	Party B

Settlement Method Election Date:	The date that is five Scheduled Trading Days immediately prior to the scheduled Valuation Date for the Component with the earliest scheduled Valuation Date.

Default Settlement Method:	Physical Settlement

Cash Settlement:	If Cash Settlement is applicable, then the following provisions shall apply in lieu of the provisions set forth in Section 8.4 of the Equity Definitions. If Party B elects Cash Settlement, or is deemed to elect Cash Settlement, Party B shall pay the Preliminary Forward Cash Settlement Amount to Party A on the Preliminary Cash Settlement Payment Date. If the Preliminary Forward Cash Settlement Amount exceeds the Forward Cash Settlement Amount, Party A shall pay to Party B the amount of such excess on the Cash Settlement Payment Date. If the Forward Cash Settlement Amount exceeds the Preliminary Forward Cash Settlement Amount, Party B shall pay to Party A the amount of such excess on the Cash Settlement Payment Date.

Preliminary Cash Settlement Payment Date:	The Currency Business Day immediately following the Preliminary Cash Settlement Pricing Date.

Preliminary Cash Settlement Pricing Date:	The third Scheduled Trading Day immediately prior to the scheduled Valuation Date for the Component with the earliest scheduled Valuation Date.

Preliminary Forward Cash Settlement Amount:	102.5% of the Forward Cash Settlement Amount that would apply if the Valuation Date were the Preliminary Cash Settlement Pricing Date.

Settlement Price:	Notwithstanding Sections 1.23(b) and 7.3 of the Equity Definitions, the Relevant Price or Settlement Price, as the case may be, will be equal to the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MTZ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on the Valuation Date or, in the event such price is not so displayed for the Valuation Date for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent.

Automatic Physical Settlement:	If Physical Settlement is applicable and (i) by 10:00 A.M., New York City time on the Settlement Date Party B has not otherwise effected delivery of the Number of Shares to be Delivered and (ii) the Collateral (as defined in the Pledge Agreement) then held under the Pledge Agreement by or on behalf of Party A includes a number of Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of Party A, Shares with respect to which such Representation and Agreement are not true or satisfied) at least equal to the Number of Shares to be Delivered, then the delivery required by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account (as defined in the Pledge Agreement) to Party A of a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date.

Settlement Currency:	USD

Dividends:

Obligations with Respect to Extraordinary Dividends:	If there occurs an Extraordinary Dividend, then Party B shall make a cash payment to Party A, on the date the same is paid by the Issuer to holders of Shares, of an amount equal to the product of the number of Shares comprising Party A’s theoretical “delta” hedge position in respect of the Transaction immediately prior to the open of business on the ex-dividend date for such Extraordinary Dividend and the amount per Share of such Extraordinary Dividend, as determined by the Calculation Agent (such amount to be 100% of the gross amount of such dividend before giving effect to any withholding or deduction). If, by 10:00 a.m., New York City time, on the date Party B owes any such payment in respect of the immediately preceding sentence, Party B has not otherwise satisfied such obligation and at such time or any later time on such date prior to satisfaction of such obligation the Collateral (as defined in the Pledge Agreement) then held under the Pledge Agreement by or on behalf of Party A includes all or any part of the cash required to be so paid, then the payment required pursuant to the immediately preceding sentence shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account (as defined in the Pledge Agreement) to Party A of an amount of cash equal to the amount thereof so required to be paid.

Extraordinary Dividend:	Any cash dividend on the Shares

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and Section 9.2(a)(iii) of the Equity Definitions.

Share Adjustments:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of any issuer, including the Issuer (any such issuer, the “Spin-off Issuer”), to holders of the Shares (the “Original Shares”) and such Spin-off Shares are credited to the Collateral Account (as defined in the Pledge Agreement). Solely for purposes of this paragraph, “New Shares” means ordinary or common shares of the Spin-off Issuer other than Shares, including, for the avoidance of doubt, shares that are issued to separately track and reflect the economic performance of businesses and/or assets of the Spin-off Issuer, which shares are, or as of the ex-dividend date of such Spin-off are scheduled promptly to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), (ii) not generally subject to any currency exchange controls, trading restrictions or other trading limitations and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia.

Party A Spin-off Election:	Party A shall have the right to elect that the Basket Adjustments or the Separate Transactions Adjustments shall be applicable to any Spin-off.

Basket Adjustments:	If Party A shall have elected that the Basket Adjustments apply to any Spin-off, as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange.

Separate Transactions Adjustments:	If Party A shall have elected that the Separate Transactions Adjustments apply to any Spin-off, as of the ex-dividend date for such Spin-off, the Transaction shall be considered two separate Transactions, each with terms identical to the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares, (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction, (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-off, and (iv) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of each of the Original Shares Transaction and the Spin-off Shares Transaction as the Calculation Agent determines appropriate to account for the economic effect on each of the Original Shares Transaction and the Spin-off Shares Transaction of such Spin-off (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or the Spin-off Shares Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. Following a Spin-off to which Separate Transactions Adjustments are applicable, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly listed, traded or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (i) the definitions of “Tender Offer”, “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “or Shares” and (ii) for purposes of Section 12.3(d) of the Equity Definitions, references in the definition of “Tender Offer” in the Equity Definitions to “10%” shall be replaced with 15%. For the avoidance of doubt, the Transactions entered into by Party B hereunder shall not constitute a Tender Offer.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement
Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and (z) for the avoidance of doubt, the Calculation Agent may determine the economic effect on the Transaction of such Announcement Event (and adjust the terms of the Transaction accordingly, including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) on one or more occasions on or after the date of the Announcement Event, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by any person of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any acquisition or disposition by the Issuer or any of its subsidiaries where the aggregate consideration exceeds 15% of the market capitalization of the Issuer as of the date of such announcement (a “Material Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Material Transaction, (ii) the public announcement by the Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Material Transaction or (iii) any subsequent public announcement by any entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention), as determined, in each case, by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Composition of Combined
Consideration:	Not Applicable; provided that, notwithstanding Section 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or
Delisting:	Cancellation and Payment; provided that, following a Spin-off in respect of which Basket Adjustments are applicable, Partial Cancellation and Payment shall be applicable.

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Limitation on Certain Adjustments:	Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment as a result of a Potential Adjustment Event (other than a Potential Adjustment Event described in Section 11.2(e)(i) or (ii)(A) of the

Equity Definitions) or an Extraordinary Event shall increase the Number of Shares for any Component. Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of the Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)”; (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; and (iv) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof; provided, that any determination to be made by Hedging Party shall be made in good faith and to the extent applicable, in a manner consistent with the requirements, policies, or procedures of Hedging Party that are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock
Loan Rate:	200 basis points per annum

Increased Cost of
Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable events, Party A

Determining Party:	For all applicable events, Party A

For the avoidance of doubt, in its capacity as a Hedging Party and Determining Party, Party A shall, when making any determination or calculation, act in good faith in a commercially reasonable manner, and to the extent applicable, in a manner consistent with the requirements, policies or procedures of Party A that are generally applicable in similar situations and applied to transactions that are similar to the Transaction in a non-discriminatory manner; and upon request from Party B, Party A shall as promptly as commercially practicable provide Party B with a written explanation describing in reasonable detail any determination or calculation made by Party A as Hedging Party or Determining Party (but without disclosing Party A’s proprietary models or other information that may be proprietary or confidential or subject to a contractual, legal or regulatory obligations to not disclose such information).

Cancellation Amount:	For the avoidance of doubt, the parties agree that, for purposes of determining any Cancellation Amount payable as a result of any Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow or Increased Cost of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of the Transaction.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2.	Conditions:

(a) Credit Support Documents. As a condition to the effectiveness of this Confirmation, (i) the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on the Trade Date granting, on the terms set forth therein, a first priority security interest to Party A in the Collateral described therein and (ii) Party A and the Issuer shall enter into an Issuer Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Issuer Agreement”) on or prior to the date hereof, in form and substance reasonably satisfactory to Dealer. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b) Conditions to Party A’s Payment Obligation. The obligation of Party A to pay the Prepayment Amount on the Prepayment Date is subject to the satisfaction of the following conditions:

(i) The representations and warranties of Party B contained in Section 3 below, in the Agreement (including as may be modified herein) and in the Pledge Agreement shall be true and correct as of such Prepayment Date.

(ii) Party B shall have performed all of the covenants and obligations to be performed by it hereunder, under the Agreement (including as may be modified herein) and under the Pledge Agreement on or prior to such Prepayment Date.

(iii) On or prior to the Trade Date, Party A shall have received an opinion of Holland & Knight LLP, counsel to Party B, covering the matters set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iii), and 3(a)(v) of the Agreement and Section 3(a)(iv) of this Confirmation.

(iv) Party B shall have pledged and delivered to Party A or its collateral agent on or prior to the Currency Business Day immediately following the Trade Date (unless otherwise agreed by Party A) in the manner specified in the Pledge Agreement a number of Shares at least equal to the aggregate Number of Shares as security for Party B’s obligations hereunder, under the Agreement and under the Pledge Agreement, all as provided in the Pledge Agreement.

3.	Other Provisions:

(a) Additional Representations and Agreements. Party B represents and warrants to and for the benefit of, and agrees with, Party A as follows:

(i) Material Nonpublic Information.

(A) Party B is not entering into the Transaction “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any material nonpublic information concerning the Shares or the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.

(B) It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1), and Party B shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (I) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases or sales of Shares in connection with the Transaction, (II) during the tenor of the Transaction, neither Party B nor any person acting on Party B’s behalf shall, directly or indirectly, communicate any information regarding the Issuer or the Shares to any employee of Party A or its affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (III) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (IV) Party B has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c)(1) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Party B or, if Party B is not a natural person, any officer, director, general partner, manager or similar person of Party B is aware of any material nonpublic information regarding the Issuer or the Shares.

(ii) Eligible Contract Participant. Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(iii) Private Placement. Party B (A) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction and is able to bear the economic risk of the Transaction, (B) is entering into the Transaction for its own account and not with a view to distribution and (C) understands and acknowledges that the Transaction has not been and will not be registered under the Securities Act.

(iv) Qualified Investor. Party B is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(v) Investment Company Act. The Trust is not and, after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) Rule 144 Availability.

(A) Party B does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

(B) Party B acquired and made full payment for the Shares pledged in connection with the Transaction, and Party B’s holding period with respect to such Shares (calculated in accordance with Rule 144(d) under the Securities Act) commenced, more than one year prior to the Commencement Date.

(C) From the date three months prior to the Commencement Date until the Trade Date, neither Party B nor any person who would be considered to be the same “person” as Party B or “act[ing] in concert” with Party B (as such terms are used in Rule 144(a)(2) and Rule 144(e)(3)(vi) under the Securities Act of 1933, as amended (the “Securities Act”)) sold or loaned any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. For the purposes of the immediately preceding sentence, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares. If Party B were to sell on the Trade Date a number of Shares equal to the aggregate Number of Shares, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144 under the Securities Act.

(D) Party B has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Party A or a hedging counterparty of Party A effects in establishing Party A’s initial hedge position with respect to the Transaction. Except as provided herein, Party B has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Party A or a hedging counterparty of Party A effects in establishing Party A’s initial hedge position with respect to the Transaction.

(E) Party B (I) will transmit for filing with the Securities and Exchange Commission (the “SEC”) on the date hereof a Form 144 with respect to the Transaction and (II) will file any amendments thereto necessary pursuant to Rule 144 or any related interpretations of the SEC, in each case in form and substance that Party A has informed Party B is acceptable to Party A. Party B promptly will provide Party A with a copy of all such filings.

(F) The parties intend that (I) this Confirmation constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the SEC staff (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and (II) this Confirmation constitutes a “contract” as described in the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

(vii) Sales and Purchases of Shares. Party B shall not (and shall not permit any of its affiliates to) sell or purchase any Shares (I) during the period commencing on the Commencement Date and ending on the date that is fifteen Business Days thereafter or (II) on any Valuation Date. For purposes of this subsection, sales and purchases shall include pledges, hedges and derivative transactions, including without limitation swaps, options and short sales, and whether any such transaction is to be settled by delivery of Shares or other securities or cash, of or with respect to Shares (or security entitlements in respect thereof).

(viii) Section 13 Compliance. Party B currently is, in the past has been and in the future will be in compliance with its reporting obligations under Sections 13(d) and (g) of the Exchange Act, if any, in respect of the Shares, and Party B will provide Party A with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(ix) Section 16 Compliance. Party B currently is, in the past has been and in the future will be in compliance with its reporting obligations under Section 16 of the Exchange Act, if any, in respect of the Shares, and Party B will provide Party A with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof. Party B owns (as such term is used in Rule 16c-4 under the Exchange Act), and will own at all times until the final Settlement Date or Cash Settlement Payment Date, as the case may be, a number of Shares (including the Shares pledged to Party A), after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Party B (other than any put equivalent position established as a result of the Transaction), at least equal to the aggregate Number of Shares.

(x) No Bankruptcy Affiliation. Party B is not, and shall not take any action that could reasonably be expected to result in Party B becoming, an “affiliate,” within the meaning of Section 101 of Title 11 of the United States Code (the “Bankruptcy Code”), of the Issuer. Party B does not directly or indirectly own, control or hold the power to vote any voting securities of the Issuer other than as disclosed in the most recent Schedule 13D filed by Party B with the SEC prior to the Commencement Date.

(xi) Non-Manipulation. Party B is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(xii) Issuer Corporate Policy. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Party B or its affiliates or beneficiaries of the Trust, including, but not limited to, the Issuer’s window period policy.

(xiii) Trust. Party B has been duly appointed and is validly acting as a trustee of the Trust. The Trust has been duly created and is validly existing and being administered under the laws of the State of Florida. If there is more than one trustee of the Trust, Party B been delegated the authority to enter into the Confirmation and Pledge Agreement on behalf of all of the trustees of the Trust. Party B has all requisite power and authority to consummate the Transaction, including to pledge the Collateral (as defined in the Pledge Agreement) and to deliver good and marketable title to any Shares required to be delivered hereunder, free of any interest of any other person, without the consent of any other person.

(xiv) No Violation or Conflict. Without limiting the representations contained in Section 3(a)(iii) of the Agreement, Party B represents that the execution, delivery and performance of this Confirmation (including, without limitation, the delivery of Shares under this Confirmation if Party B validly elects Physical Settlement), the Pledge Agreement and any other documentation relating to the Transaction to which Party B or any of its affiliates is a party do not (A) conflict with or exceed the authority granted under the Trust’s governing documents or (B) violate or conflict with, and are not prohibited or limited by, any law, rule or regulation or the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement, co-sale agreement, confidentiality agreement, merger agreement, right of first refusal or other agreement binding on Party B or its affiliates or affecting Party B, its affiliates or any of their respective assets.

(xv) Notice of Default. Party B shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Party A within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(xvi) ERISA. The assets used in connection with the execution, delivery and performance of the Agreement and the Transaction entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies, (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise or (D) a “governmental plan” (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include assets of such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code.

(xvii) Solvency. Party B represents and warrants to, and covenants with, Party A as of the Commencement Date, any Settlement Method Election Date on which Party B elects or is deemed to elect Cash Settlement and any date on which Party B makes payment to Party A in connection with any settlement hereunder, that it is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than its liabilities, with capital sufficient to carry on the business in which it engages and without any intent to incur debts that would be beyond its ability to pay as such debts mature.

(xviii) No State or Local Restrictions. No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Party A or its affiliates owning or holding (however defined) Shares.

(b) Additional Termination Events. The following shall be Additional Termination Events with respect to which Party B is the sole Affected Party:

(i) (A) Party B shall be convicted of, or plead guilty or plead nolo contendere to, (1) any felony or (2) any other crime relating to securities transactions or investment management or involving fraud or breach of trust or (B) Party B shall have become a defendant in or target of any investigation, proceeding or action relating to, or shall be indicted for, any such felony or other crime and, solely in the case of this clause (B), Party A determines that such circumstance could reasonably be expected to have a material adverse effect on the financial condition of Party B or on Party B’s ability to perform its obligations hereunder or under the Pledge Agreement; or

(ii) Party B shall have become subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined below), which, in any such case, is reasonably likely to have a material adverse effect on the financial condition of Party B or on Party B’s ability to perform its obligations hereunder or under the Pledge Agreement. For purposes of this subparagraph, the term “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

In addition, not earlier than ninety days after the Trade Date, Party B may request that Party A agree to the designation of an Early Termination Date. Party A shall consider any such request in good faith, taking into account such factors as Party A shall determine in its sole discretion. If Party A agrees to such request, then such agreement shall constitute an Additional Termination Event as to which Party B is the sole Affected Party.

(c) Additional Events of Default. It shall be an Event of Default under the Agreement with respect to Party B if: (i) a Collateral Event of Default, as defined in the Pledge Agreement, shall have occurred, (ii) the trust agreement or declaration of trust with respect to the Trust is terminated or revoked or amended or modified in any manner that is, in the sole discretion of Party A, adverse to Party A’s rights under this Confirmation or (iii) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in the judgment of Party A could have a material adverse effect on the financial condition of Party B or on Party B’s ability to perform its obligations hereunder or under the Pledge Agreement, or that calls into question the validity or binding effect of any agreement of Party B hereunder or under the Pledge Agreement.

(d) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the following words at the end of the sentence in each case: “or options on the Shares”.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended to read as follows: “(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the Confirmation of a Share Transaction, then following any announcement or the occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such announcement or occurrence of such Potential Adjustment Event has a material effect on the theoretical value of the Shares or options on the Shares and, if so, may (i) in good faith and in its sole commercially reasonable discretion make appropriate adjustments to any one or more of the aggregate Number of Shares, the Number of Shares for any Component, the Forward Floor Price, the Forward Cap Price, any Relevant Price, any Settlement Price, any Number of Shares to be Delivered, any Forward Cash Settlement Amount and any other variable relevant to the exercise, settlement, payment or other terms of such Transaction (and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares) and (ii) determine the effective date(s) of the adjustment(s). The Calculation Agent may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the relevant Shares traded on such options exchange.”

(iii) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (A) inserting “(1)” immediately following the word “means” in the first line thereof and (B) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) at Party A’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer”.

(iv) Section 12.8(d) of the Equity Definitions is hereby amended by deleting the phrases “quotations pursuant to Section 12.8(c)(i) above or” and “quotations or” from the first sentence thereof.

(v) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (I) subsection (A) in its entirety, (II) the phrase “or (B)” following subsection (A) and (III) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(vi) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (B) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); (C) inserting after the phrase “If such notice is not given” in the third sentence thereof the words “or the Non-Hedging Party has not elected an alternative specified in clause (A) or (B) above”; (D) replacing in the penultimate sentence the words “either party” with “the Hedging Party”; and (E) deleting clause (X) and the words “or (Y)” in the final sentence.

(vii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (B) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); and (C) replacing in the final sentence the words “either party” with “the Hedging Party”.

(e) Amendments and Elections with respect to the Agreement. The following amendments and elections shall be made to, and with respect to, the Agreement:

(i) The terms of Section 2(a) of the Agreement are amended by the addition of the following subclause (iv):

“(iv) In addition to the conditions precedent set forth in Section 2(a)(iii), if applicable, each obligation of each party under Section 2(a)(i) is subject to the condition precedent that no Termination Event has occurred and is continuing with respect to which the other party is the sole Affected Party.”

(ii) “Specified Entity” means, in relation to Party A, none, and in relation to Party B, none.

(iii) The agreement in Section 4(a)(iii) of the Agreement is amended by inserting “promptly upon the earlier of (1)” in lieu of the word “upon” at the beginning thereof and inserting “or (2) such party learning that the form or document is required” before the word “any” in the first line thereof.

(iv) The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will not apply to Party A and will apply to Party B, and, for the purpose of such “Cross Default” provisions, “Specified Indebtedness” will mean any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise), including without limitation any obligation in respect of borrowed money, and the “Threshold Amount” in relation to Party B shall be USD5,000,000.

(v) The definition of “Close-out Amount” in Section 14 of the Agreement is hereby amended by adding the following sentence at the end thereof: “The Close-out Amount or portion thereof relating to any Option Transaction, Forward Transaction or Equity Swap Transaction (each as defined in the Equity Definitions) shall be determined as if the phrases “quotations pursuant to clause (i) above or” and “quotations or” were deleted from the first sentence of the fifth full paragraph of this definition.”

(f) Right to Extend. Party A may postpone, in whole or in part, any Valuation Date or Settlement Date or any other date of valuation or delivery (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares with respect to one or more Components) if Party A determines, in good faith and in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate (i) to preserve Party A’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Party A to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Party A (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Party A). Party A shall exercise the right described in the immediately preceding sentence in a manner consistent with the requirements, policies, or procedures of Party A that are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally.

(g) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Party B and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Party B relating to such tax treatment and tax structure.

(h) Acknowledgments and Agreements as to Bankruptcy. The parties hereto agree and acknowledge that Party A is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546 of the Bankruptcy Code, (B) the rights given to Party A hereunder and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code, and (C) Party A is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(i) Certain Authorized Transfers. Party A may transfer or assign its rights and obligations hereunder, under the Agreement and under the Pledge Agreement, in whole or in part, at any time, with the consent of Party B, such consent not to be unreasonably withheld or delayed; provided that Party B’s consent shall not be required for any transfer or assignment to an affiliate of Party A if (i) (a) such affiliate has a credit rating from at least one nationally recognized credit agency that is equal to or higher than that of Party A at the time of such transfer or assignment or (b) the obligations of such affiliate are guaranteed by Party A or Party A’s ultimate parent, (ii) such transfer or assignment shall not result in a deemed exchange by Party B within the meaning of Section 1001 of the Code and (iii) Party B will not be required to pay to such entity an amount in respect of taxes greater than the amount in respect of taxes which Party B would have been required to pay to Party A in the absence of such transfer or assignment. At any time at which any Excess Ownership Position exists, if Party A, in its discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Party A and in a manner that Party A determines in its sole discretion is in accordance with applicable law and interpretation (including, without limitation, the Interpretive Letters) such that an Excess Ownership Position no longer exists, Party A may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Party A so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Party B shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. An “Excess Ownership Position” shall be deemed to exist at any time to the extent (x) the Section 16 Percentage exceeds 7.5%, (y) the Forward Equity Percentage exceeds 14.5% or (z) the Share Amount exceeds the Applicable Share Limit. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (x) the numerator of which is the aggregate Number of Shares, and (y) the denominator of which is the number of Shares outstanding.

(j) Designation by Party A. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

(k) Payments on Early Termination. If an Early Termination Date occurs or is effectively designated in respect of the Transaction following an Event of Default and Party B has not paid the Early Termination Amount to Party A within three Currency Business Days of the date such payment is due pursuant to Section 6(d)(ii) of the Agreement, then except to the extent that Party A proceeds to realize pursuant to clause (ii) of paragraph 7(a) of the Pledge Agreement upon collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in the second clause of paragraph 7(e) thereof, immediately following the end of such three Currency Business Day period, in lieu of any payment or delivery required by Section 6(d)(ii) of the Agreement, Party B shall deliver to Party A a number of Shares equal to the quotient obtained by dividing (A) the amount that would be payable pursuant to Section 6(e) of the Agreement were it not for this sentence, by (B) the market value of the Shares, as determined by the Calculation Agent.

Notwithstanding any provision of the Agreement, the Equity Definitions or this Confirmation to the contrary, in determining any amount payable upon the occurrence of an Early Termination Date or a cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions, Party A may specify that the party determining such amount shall use a risk bid price or a closing price, volume-weighted average price or other market price for the Shares determined by Party A over a period reasonably determined by Party A.

(l) No Netting and Set-off. Except as expressly set forth in the Pledge Agreement entered into on the date hereof between Party A and Party B, each party waives any rights it may have to set off obligations arising hereunder against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Pledge Agreement, in no event shall Party A be entitled to receive, or shall be deemed to receive, or shall be entitled to exercise remedies pursuant to the Pledge Agreement with respect to, any Shares in connection with the Transaction if, immediately upon giving effect to such receipt of such Shares or such exercise of remedies, (i) the Section 16 Percentage would be equal to or greater than 4.9% or (ii) the Share Amount would exceed the Applicable Share Limit (each of clause (i) and (ii), an “Ownership Limitation”). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of the Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or could result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. If any delivery owed to Party A hereunder is not made or any remedies are not exercised, in whole or in part, as a result of an Ownership Limitation, Party A’s right to receive such delivery or to exercise such remedies shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that such delivery would not result in any of such Ownership Limitations being breached, and Party A shall be entitled to exercise such remedies immediately when such exercise would not result in any of such Ownership Limitations being breached. Notwithstanding anything in the Agreement, this Confirmation or the Pledge Agreement to the contrary, Party A (or the affiliate designated by Party A pursuant to Section 3(j) above) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Party A (or such affiliate) is not entitled to receive or exercise remedies with respect to at any time pursuant to this Section, until such time as the limitations set forth in this Section no longer apply.

(n) [Reserved]

(o) Consent to Disclosure within Party A, BofA Securities and their Affiliates. Party B consents to Party A and BofA Securities, Inc. effecting such disclosure as they may deem appropriate to enable them to transfer Party B’s records and information to process and execute Party B’s instructions with respect to the Transaction or pursuant to the Agreement, or in pursuance of their or Party B’s commercial interests, to each other or any of their affiliates. For the avoidance of doubt, Party B’s consent to disclosure includes the right on the part of Party A and BofA Securities, Inc. to allow access to any intended recipient of Party B’s information, to the records of Party A or BofA Securities, Inc. by any means.

(p) USA PATRIOT Act Required Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party B to identify Party A in accordance with the USA PATRIOT Act. Party B shall, promptly following a request by Party A, provide all documentation and other information that Party A requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q) Tax Matters.

(i) Tax Representations. For the purpose of Section 3(f) of the Agreement:

(1) Party A makes the following representation: Party A is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii).

(2) Party B makes the following representations: Party B is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(ii) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iii) HIRE Act. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol, as published by ISDA, are incorporated into and apply to the Agreement as if set forth in full herein.

(iv) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement: Party A shall provide to Party B a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) upon execution and delivery of this Confirmation, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such tax form previously provided by Party A has become obsolete or incorrect. Party B shall provide to Party A a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) upon execution and delivery of this Confirmation, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such tax form previously provided by Party B has become obsolete or incorrect.

(r) GOVERNING LAW; JURISDICTION. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

(t) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation or the Equity Definitions incorporated herein and therein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality (as defined in the Confirmation or the Agreement)).

(u) Qualified Financial Contract. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Party A shall be deemed a “Covered Entity” and Party B shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81–8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(v) Agreements and Acknowledgements Regarding Hedging.

Party B understands, acknowledges and agrees that:

(i) At any time on and prior to any Valuation Date, Party A and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(ii) Party A and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(iii) Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Price and the Settlement Price; and

(iv) Any market activities of Party A and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Price and the Settlement Price, each in a manner that may be adverse to Party B.

4.	Notice and Account Details.

(a) Telephone and/or Email Addresses and Contact Details for Notices:

Address for notices or communications to Party A:

Bank of America, N.A.

c/o BofA Securities, Inc.

Bank of America Tower at One Bryant Park

New York, NY 10036

Telephone: 646-855-8654

With a copy to: Aurélien Bonnet, Equity Finance And Solutions

Email: aurelien.bonnet@bofa.com

With a copy to: dg.esf_ny@bofa.com

Address for notices or communications to Party B:

Jose Ramon Mas Irrevocable Family Trust

800 South Douglas Road, 12th Floor

Coral Gables, FL 33134

Telephone: 305-599-1800

Attn: Jorge Mas

With a copy to: Doug Youngman, Partner, Holland & Knight

Email: douglas.youngman@hklaw.com

(b) Account Details:

Account Details of Party A:

To be advised.

Account Details of Party B:

To be advised.

5.	Offices.

Party A: New York

Party B: Not Applicable

[Signature Page Follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely, BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

Accepted and Confirmed as of the Trade Date: Yours sincerely,

/s/ JORGE MAS
JORGE MAS, AS TRUSTEE OF THE JOSE RAMON MAS IRREVOCABLE FAMILY TRUST